Exhibit 99.1                                             For Immediate Release
                                                             November 14, 2005



                  GIBRALTAR TO OFFER SENIOR SUBORDINATED NOTES

     BUFFALO, NEW YORK (November 14, 2005) - Gibraltar Industries, Inc. (NASDAQ:
ROCK) announced today that, subject to market and other conditions, it intends to offer $200 million in aggregate principal amount of senior subordinated notes due 2015 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 ("Securities Act") and to persons outside the United States in compliance with Regulation S under the Securities Act.

     Gibraltar intends to use the proceeds to partially repay a $300 million bank term loan drawn down for the purpose of acquiring Alabama Metal Industries Corporation.

     This announcement is neither an offer to sell nor a solicitation to buy these securities. The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and in compliance with applicable state laws.

     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risks and uncertainties, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company's results of operations; natural gas and electricity prices and usage; the ability to pass through cost increases to customers; changing demand for the Company's products and services; risks associated with the integration of acquisitions; changes in interest or tax rates; and other matters discussed in the Company's filings with the Securities and Exchange Commission.

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     CONTACT: Kenneth P. Houseknecht, Vice President of Communications and
Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

     Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.